UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): July 27, 2007

                            PROTON LABORATORIES, INC.
              Exact name of registrant as specified in its charter)

      WASHINGTON                  000-31883                  91-2022700
    State or other               (Commission              (I.R.S. Employer
    jurisdiction                 File Number)            Identification No.)
    of incorporation)

   1135 Atlantic Avenue, Suite 101, Alameda, CA                 94501
  (Address of principal executive offices)                    (Zip Code)

       Registrant's telephone number, including area code: (510) 865-6412

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a12(b))

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 5.01 Changes in Control of Registrant

ITEM 5.02 Departure of Certain Directors or Officers; Appointment of Certain Directors and Officers

ITEM 5.03 Amendment of Articles of Incorporation


Pursuant to Section RCW 23B.07.040 (b) of the Revised Code of Washington, a majority of the shareholders of Proton Laboratories, Inc. acting by a Shareholder Consent in Lieu of Annual Meeting have appointed a new Board of Directors as follows: Ed Alexander, Don Gallego, Gregory Darragh, Jed A. Astin, Gary Taylor and Steven Perry. Mr. Miceal Ledwith has stepped down from the Board following good service. The majority shareholders also consented to the amendment of the articles of incorporation to increase the number of Board Members to nine. They have also consented to the appointment of Dr. Kochiki Hanoaka to the Board as soon as the amendment has been properly filed with the state of Washington.

The effective date of the consent is June 6, 2007. Majority shareholder consents were received as of July 27, 2007. The total number of shareholder votes in favor of the consent was 16,279,308. Proton's total outstanding number of shares on the effective date of the consent was 29,185,673. A 14-C Statement will be filed with the Commission promptly.

The business experience of the new directors is as follows:

Steven Perry is a highly accomplished scientist and entrepreneur. He is the founder and CEO of Conseal International, Inc. a contract formulator and manufacturer for health care, beauty care, and industrial products that have substantial international and domestic retail sales per year. He is also the Chief Operating Officer and a director of Aquathirst, Inc., a new manufacturer and marketer of functional water beverages.

Don Gallego has over thirty years of broad and extensive high-level corporate management, company start up, funding and consulting experience. Mr. Gallego is also chairman and director of Aquathirst, Inc.

Jed A. Astin has been educated in the United Kingdom Canada, and the United States. He holds undergraduate and postgraduate degrees in education and administration. He has been a land developer, builder and social housing provider for over thirty years. He has received a Canadian government award for
the provision of social housing.   He is a successful facilitator and manager,
encouraging others to chose the path of personal wealth and freedom based on information, knowledge and respect, as well as service and productivity.

Gregory Darragh started his sales career with "Combined Insurance Company of America" in March of 1983. At the time Combined Insurance had in excess of 14,000 agents, in over 14 countries world wide. He was International Salesman of the Year in his first 10 months and was promoted into management after just four months. As an executive his organization continued to achieve some of the highest sales figures in North America. In 1995 Mr. Darragh started a new marketing team for Commercial Union Life, where he was Provincial Manager (Disability Product Line) for British Columbia, Canada. Mr. Darragh's very extensive marketing and sales experience convinced Harland Stonecipher (founder of Pre-Paid Legal Services-PPD-NYSE) to expand into the Canadian market in 1999, where Mr. Darragh was appointed, Regional Vice President for several years.

ITEM 1.01 Entry into a Material Definitive Agreement


     Legacy Media, LLC has been granted 2.6 million shares of the Company's restricted common stock in connection with an agreement to provide investor relations on behalf of the Company. Legacy Media, LLC has also been issued a convertible note by the Company in the amount of $250,000 repayable at 8% interest by January 2007. Legacy Media, LLC has the option to convert this note into restricted voting common stock of the Company, at the lesser of (i) 50% of the lowest closing bid price during the fifteen (15) days of full trading, defined as standard market hours from 9:30 AM to 4:00 PM EST, partial trading days will not be counted for calculation purposes only ("Trading Days") prior to the Conversion Date or (ii) 100% of the average of the five lowest closing bid prices for the thirty (30) Trading Days immediately following the first reverse split in the stock price. All of Legacy Media, LLC's shares may be registered in an SB-2 filing at its request.




SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                               PROTON LABORATORIES, INC.

July 27, 2007                             (signed)   ______/s/_________________

                                              /s/ Edward Alexander
                                              Edward Alexander, CEO